Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

P.A.M. TRANSPORTATION SERVICES, INC.

I.

The name of the corporation is P.A.M. Transportation Services, Inc.

II.

The Restated Certificate of Incorporation, as amended, shall be amended by deleting the first sentence of Article 4 thereof in its entirety and substituting the following in lieu thereof:

4.        The corporation shall have the authority to issue 60,000,000 shares of capital stock consisting of 50,000,000 shares of common stock, having a par value of $0.01 per share, designated as “common stock,” and 10,000,000 shares of preferred stock, having a par value of $0.01 per share, designated as “preferred stock.”

III.

The amendment set forth herein was adopted by the stockholders of the Corporation at the 2022 Annual Meeting of Stockholders held on May 5, 2022, in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law, as amended.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Allen W. West, Vice President-Finance, Chief Financial Officer, Secretary and Treasurer of the Corporation, on the 9th day of May, 2022.

P.A.M. TRANSPORTATION SERVICES, INC.

By:	/s/ Allen W. West
Allen W. West
Vice President-Finance, Chief Financial
Officer, Secretary and Treasurer